RJR NABISCO                                  News Release


CONTACT: Carol Makovich
         (212) 258-5785


NEW YORK, NEW YORK -- December 11, 1995 -- RJR Nabisco Holdings Corp. today issued the following statement:


         The letter sent today by Mr. LeBow to our company's shareholders is simply bizarrre.

         Mr. Goldstone, the company's president and chief executive officer, has never expressed "strident opposition" to a spin-off of Nabisco and, in fact, has said just the opposite, reiterating the board's support of such a transaction when it is in the best interests of shareholders.

         Mr. Goldstone's comments on the company's commitments regarding the timing of a potential spin-off of Nabisco broke no new ground and are, in fact consistent with the company's previously published summaries of its commitments on this issue.

         Today's letter from Mr. LeBow underscores his reckless attitude toward the shareholders of RJR Nabisco and underscores the fact that his agenda is in conflict with the interests of the company's shareholders. Simply put, Mr. LeBow wants control of the company in order to unload his poorly performing tobacco company on RJR Nabisco's shareholders on terms that will only benefit him and his associate Carl Icahn.


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley
R. Whitacre. As of October 31, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.